EXHIBIT  99.1

News Release

Contact: Stewart Yee

Investor Relations
Affirmative Insurance Holdings, Inc.
(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS FOR 2004

Period produces continuing strong net income, and revenue growth, contributing to excellent full year results

ADDISON, Texas (February 24, 2005) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter and year ended December 31, 2004.

Highlights for the Company’s fourth quarter and full year included:

•	Earnings per share for the fourth quarter of 2004 were $0.33 per diluted share and $1.72 per diluted share for the full year;

•	Total revenues for the fourth quarter of 2004 were $76.7 million, an increase of 19.7% as compared to pro forma total revenue for the same period of 2003. For the full year 2004, total revenues were $288.7 million, an increase of 19.0% from the prior year pro forma results;

•	Net income for the fourth quarter of 2004 was $5.7 million, even with pro forma net income for the same period of 2003. The fourth quarter of 2003 was favorably impacted by one time adjustments to revenue deferrals. Without these one time adjustments, net income for the fourth quarter of 2004 would have increased 15.9% as compared to the same period of 2003. For the full year net income was $24.4 million, an increase of 32.3% from the prior year pro forma results;

•	In the quarter the Company raised $30.0 million in an offering of trust preferred securities and contributed the net proceeds to its insurance subsidiaries. At December 31, 2004 the statutory surplus of the insurance companies was $139.3 million, up from $36.7 million at December 31 2003, and the Company significantly reduced its purchase of reinsurance for 2005; and,

•	Affirmative completed the acquisition of the assets of 24 retail stores and a franchise operation with 42 locations in Florida at the end of December 2004.

“We are pleased to announce solid financial results in the face of softening market conditions,” said Thomas E. Mangold, president and chief executive officer of Affirmative Insurance Holdings, Inc. “We continue to focus on our plan of increasing total controlled premium by leveraging and developing our multiple distribution channel strategy, as well as making strategic acquisitions to drive additional growth and earnings. We accomplished this in 2004 while improving margins in both of our operating segments.”

Mangold also commented that as a result of increasing the surplus in the insurance companies following the initial public offering and the issuance of trust preferred securities, Affirmative plans to increase its retention of business to capture a larger share of its favorable underwriting results. In 2005, the Company expects to retain approximately 90.0% of its total controlled premiums, as compared to 52.8% for the full year 2004. The Company was able to achieve a 15.3% return on equity for the full year 2004 and ended the year with 13.1% debt to total capitalization.

Fourth Quarter Financial Results
Fourth quarter net income was $5.7 million or $0.33 per diluted share, even with the pro forma net income of $5.7 million or $0.56 per diluted share for the same period in 2003. Without the previously mentioned one time adjustments in the fourth quarter of 2003, net income for the fourth quarter of 2004 would have increased 15.9% as compared to the same period of 2003. Weighted average diluted shares for the fourth quarter were 17.1 million compared to 10.1 million for the year-ago period, as a result of the Company’s initial public offering in July of 2004.

Revenues for the three months ended December 31, 2004 were $76.7 million, an increase of $12.6 million or 19.7% compared to pro forma revenues for the three months ended December 31, 2003. The increase was primarily due to Affirmative’s increased retention of gross premiums written as a result of the increased surplus in our insurance companies and increases in commission and fee income in the Company’s Agency Segment.

Fourth quarter revenues from agency operations increased 4.0% to $40.7 million with a pre-tax margin of 11.5%, compared to revenues of $39.1 million with a pre-tax margin of 20.0% for the fourth quarter of 2003. Revenues from insurance company operations for the fourth quarter of 2004 were $61.3 million, an increase of 22.9% as compared to fourth quarter 2003 pro forma revenues of $49.8 million. Combined ratio for the fourth quarter of 2004 was 92.5% compared to 96.8% for the fourth quarter of 2003.

Full Year Financial Results
For the twelve months ended December 31, 2004 net income was $24.4 million or $1.72 per diluted share, compared to pro forma net income of $18.5 million or $1.83 per diluted share for the twelve months ended December 31, 2003. As a result of the Company’s initial public offering in July of 2004, weighted average diluted shares for 2004 were 14.2 million compared to 10.1 million for 2003. Growth in net income during 2004 was driven by greater retention of premiums and improved production and operating margins as compared to 2003.

Consolidated revenues for the fiscal year ended December 31, 2004 were $288.7 million compared to 2003 pro forma revenues of $242.7 million for the fiscal year ended December 31, 2003, an increase of 19.0%. The increase was primarily due to Affirmative’s increased retention of gross premiums written as a result of the increased surplus in our insurance companies and increases in commission and fee income in the Company’s Agency Segment.

For the full year 2004, agency operations revenue increased 13.1% to $165.8 million with a pre-tax margin of 15.8% compared to full year 2003 revenue of $146.5 million with a pre-tax margin of 14.3%. For the full year, revenues from insurance company operations were $225.1 million, up 16.7% from pro forma revenues of $193.0 million for full year 2003. Combined ratio for the full year 2004 was 93.6% compared to 95.2% for 2003.

Recent Events
As previously announced, Affirmative completed the acquisition of the assets of 24 retail stores and a franchise operation with 42 locations in Florida at the end of December 2004. In addition, in January 2005 Affirmative closed two separate transactions and acquired the assets of 12 retail stores, 11 of which are in the Houston DMA. These acquisitions were purchased with cash on hand.

Guidance and Supplemental Information
Affirmative maintains a positive outlook for 2005 and has increased its earlier guidance for full year earnings to be in the range of $1.90 to $2.10 per diluted share from previous guidance of $1.85 to $2.05 per diluted share.

To provide a more complete understanding of Affirmative’s financial results, the Company has posted supplemental financial data on the investor relations portion of the Company’s website, www.affirmativeholdings.com. The data pertains to fourth quarter and full year financial results for 2003 and 2004. The supplemental financial data also contains a reconciliation of 2003 pro forma financial results contained in this release to 2003 GAAP financial results.

Conference call
Affirmative will hold a conference today, Thursday, February 24th, at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-888-396-2356 (international dial 1-617-847-8709), ten minutes before the conference call begins and dial pass code 26111696.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from the investor relations section of Affirmative’s website http://www.affirmativeholdings.com at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the ability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.affirmativeholdings.com, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through March 3rd and may be accessed by dialing 1-888-286-8010 (international dial 1-617-801-6888), then enter pass code 34228496.

About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended December 31,
	Actual	Actual	Pro Forma
	2004	2003	2003
Revenues
Net premiums earned	$53,065	$—	$43,602
Commissions and fees	22,706	28,700	19,929
Net investment income	938	41	41
Realized gains (losses)	1	—	—
Other	—	—	538

Total revenues	76,710	28,741	64,110

Expenses
Losses and loss adjustment expenses	33,644	—	29,501
Policy acquisition and operating expenses	33,120	18,315	25,155
Interest expense	62	212	212

Total expenses	66,826	18,527	54,868

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	9,884	10,214	9,242
Income tax expense	3,651	3,653	3,314
Minority interest, net of income taxes	223	58	58
Equity interest in unconsolidated subsidiaries, net of income taxes	317	174	174

Net income	$5,693	$6,329	$5,696

Net income per common share — Basic	$0.34	$0.63	$0.56

Net income per common share — Diluted	$0.33	$0.62	$0.56

Weighted average shares — Basic	16,836,663	10,101,230	10,101,230
Weighted average shares — Diluted	17,130,371	10,138,266	10,138,266

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Twelve months ended December 31,
	Actual	Actual	Pro Forma
	2004	2003	2003
Revenues
Net premiums earned	$194,341	$—	$167,411
Commissions and fees	92,014	103,344	71,709
Net investment income	2,327	189	189
Realized gains (losses)	(8)	451	451
Other	—	—	2,890

Total revenues	288,674	103,984	242,650

Expenses
Losses and loss adjustment expenses	128,969	—	114,426
Policy acquisition and operating expenses	117,648	72,330	97,478
Interest expense	588	821	821

Total expenses	247,205	73,151	212,725

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	41,469	30,833	29,925
Income tax expense	15,319	11,025	10,707
Minority interest, net of income taxes	804	403	403
Equity interest in unconsolidated subsidiaries, net of income taxes	913	348	348

Net income	$24,433	$19,057	$18,467

Net income per common share — Basic	$1.74	$1.89	$1.83

Net income per common share — Diluted	$1.72	$1.88	$1.83

Weighted average shares — Basic	14,018,530	10,082,794	10,082,794
Weighted average shares — Diluted	14,213,682	10,112,585	10,112,585

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2004	2003
Assets
Fixed maturities — available for sale	$157,666	$6,610
Short-term investments	1,995	—
Other invested assets	—	928

	159,661	7,538
Cash and cash equivalents	24,096	15,358
Fiduciary and restricted cash	16,267	9,467
Premiums and fees receivable	117,978	75,596
Commissions receivable	11,890	7,043
Receivable from reinsurers	84,332	94,526
Deferred acquisition costs	19,118	14,371
Other assets	106,855	91,309

Total assets	$540,197	$315,208

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	99,746	58,507
Unearned premium	90,695	71,226
Amounts due reinsurers	55,728	19,633
Deferred revenue	24,478	15,451
Other liabilities	64,244	37,014

Total liabilities	334,891	201,831

Stockholders’ equity
Common stock	168	116
Warrants	—	157
Additional paid-in capital	151,752	84,074
Accumulated other comprehensive income (loss)	251	(9)
Retained earnings	53,135	29,039

Total stockholders’ equity	205,306	113,377

Total liabilities and stockholders’ equity	$540,197	$315,208